EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2007, accompanying the consolidated financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of new accounting standards during 2006 and a change in accounting principle for 2004) on and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Rollins, Inc. and subsidiaries (the "Company") on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statement of Rollins, Inc. on Form S-8.

/s/ GRANT THORNTON LLP
Atlanta, Georgia
June 12, 2007